THIS AGREEMENT is made on September 30, 1999

BETWEEN:

(1) OCWEN FINANCIAL CORPORATION, a company incorporated in Florida, of 1675 Palm Beach Lakes Boulevard West Palm Beach, Florida, 33401 United States of America (the "VENDOR"); and

(2) MALVERN HOUSE ACQUISITION LIMITED, a company incorporated in England and Wales (registered no. 3830357), of Malvern House, Croxley Business Park, Watford, Hertfordshire WD1 8YF (the "PURCHASER").

RECITALS:

(A) The Vendor is the beneficial owner of all of the issued share capital of Ocwen UK Limited, a company incorporated in England and Wales (registered no. 3389478), whose registered office is at Malvern House, Croxley Business Park, Watford, Hertfordshire WD1 8YF (the "COMPANY").

(B) The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the issued shares in the Company on the terms and conditions set out in this Agreement.

THE PARTIES AGREE as follows:

1.      DEFINITIONS & INTERPRETATION

1.1     In this Agreement:

        " ACCOUNTS" means each Group Company's individual accounts (as that term is used in section 226 of the Act) prepared in accordance with U.K. GAAP and the Group's group accounts (as that term is used in section 227 of the Act) prepared in accordance with U.K. GAAP and/or U.S. GAAP as appropriate for the financial year ended on the Last Accounting Date, the auditors' reports on those accounts, the directors' report of each Group Company for that year and the notes to those accounts;

        "ACCOUNTANT'S REPORT" means the report on the Group prepared by the Purchaser's Accountants dated 30 September 1999;

        "ACT" means the Companies Act 1985;

        "ANCILLARY FACILITY" means each of the following loan facilities and their related documentation and agreements:

        (a) (pound)3,500,000 Secured Term Loan Facility dated 4 December 1998 between (1) Ocwen BDA Limited as Borrower (2) Barclays Bank PLC as Lender and (3) Ocwen UK PLC as Guarantor;

        (b)       (pound)9,409,400,  Coupon  Facility dated 11 June 1999 between
                  (1) Ocwen BDA Limited as Borrower (2) Barclays Bank PLC as Lender and (3) Ocwen UK PLC as Guarantor;

        (c) (pound)11,000,000 Residual Loans Facility dated 10 July 1998 between (1) Ocwen Limited as Borrower and (2) Greenwich Capital Financial Products, Inc. as Lender; and

        (d) (pound)4,750,000 Residual Loans Facility dated 7 December 1998 between (1) Ocwen Limited as Borrower and (2) Greenwich Capital Financial Products, Inc. as Lender;

        "BORROWER" means the person or persons to whom that Loan has been made and any other person from time to time assuming any obligation to repay that Loan;

        "BUSINESS DAY" means a day other than a Saturday, Sunday or public holiday in England and Wales or the United States of America;

        "CMC SECURITISATION" means each of the Securitisations listed at items 1 to 6 of schedule 6;

        "COMPANY SYSTEM" means the computer hardware, software and network infrastructure including telecommunications hardware and software which is used by the Group Companies to operate its business;

        "COMPLETION" means completion of the sale and purchase of the Shares in accordance with clause 3 of this Agreement;

        "COMPLETION DATE" means the date hereof;

        "COMPLETION SUM" means (pound)74,182,972 being an amount equal to the sum of the following items:

        (a)       (pound)69,300,000;

        (b)       an  amount  equal to 2.5% of the  Estimated  Unpaid  Principal
                  Balance; and

        (c) an amount equal to the sum of(pound)24,267 per day for each calendar day from and including 24 August 1999 until and including the Completion Date;

        "CONFIDENTIAL INFORMATION" means all information which is used in or otherwise relates to:-

        (a) in relation to clause 11.1, a Group Company's business, customers or financial or other affairs including, without limitation, information relating to:

                  (i) the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys; or

                  (ii)  future  projects,   business  development  or  planning,
                        commercial relationships and negotiations,
                  but does not include information which is made public by, or with the written consent of, the Purchaser;

        (b) in relation to clause 11.2, a Vendor's Group Company's business, customers or financial or other affairs including, without limitation, information relating to:

                  (i) the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys; or

                  (ii)  future  projects,   business  development  or  planning,
                        commercial relationships and negotiations;

                  but does not include information which is made public by, or with the written consent of, the Vendor or any Vendor Group Company;

        "CONSIDERATION ACCOUNT" means the Vendor's Solicitors Client General Account at Barclays Bank Plc, Lombard Street, London, Account No. 10610984, Sort Code 20-00-00;

        "DATA ROOM INDEX" means the document so entitled in the agreed form;

        "DISCLOSURE LETTER" means the letter from the Vendor to the Purchaser in relation to the Warranties having the same date as this Agreement, the receipt of which has been acknowledged by the Purchaser;

        "DISKS" means the disks containing the database with information in respect of the Loans together with any printed schedules updating the information in respect of the Loans as at Completion;

        "ENCUMBRANCE" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

        "ESCROW  ACCOUNT"  means  the  separately  designated   interest-bearing
        account with Midland Bank in the name of the Escrow Agent;

        "ESCROW AGENT" means each of the Purchaser's Solicitors and the Vendor's Solicitors;

        "ESCROW LETTER" means the letter of the date hereof between the Vendor and the Purchaser relating to the Escrow Account;

        "ESTIMATED UNPAID PRINCIPAL BALANCE" means (pound)158,433,031, being an estimate of the Unpaid Principal Balance as agreed by the Vendor and the Purchaser;

        "FINANCE DOCUMENTS" means the documents constituting each Warehouse Facility and each Securitisation;

        "GENERAL WARRANTY" means a warranty set out in part A of schedule 4 and, for the purposes of clause 7 only, excludes a warranty set out in paragraph 3 of part A of schedule 4;

        "GENERAL WARRANTY CLAIM" means a Warranty Claim in relation to a General Warranty;

        "GROUP" means the Company and each Subsidiary Undertaking;

        "GROUP COMPANY" means the Company or a Subsidiary Undertaking;

        "GROUP RECEIVABLES" means the sum of all debts of any Vendor's Group Company to any Group Company incurred after 31 May 1999 and which have not been repaid or reimbursed to a Group Company on or prior to the Completion Date;

        "HARDWARE" means any and all computer, telephony and network equipment;

        "INFORMATION MEMORANDUM" means the document so entitled and initialled for identification by the parties on the date of this Agreement;

        "INSURANCE REPORT" means the insurance report on the Company prepared by Marsh McLennan dated 24 September 1999;

        "INTELLECTUAL PROPERTY" means:

        (a) patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, internet domain names and e-mail addresses, unregistered trade marks and service marks, copyrights, database rights, know how, rights in designs and inventions;

        (b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

        (c) rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

        (d) the right to sue for past infringements of any of the foregoing rights;

        "INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property owned, used or required to be used by a Group Company;

        "INTER-COMPANY DEBT" means all monies, excluding Group Receivables, owed by the Vendor or any Vendor's Group Company to any Group Company or owed from any Group Company to the Vendor or any Vendor's Group Company and as determined in accordance with schedule 2;

        "INVESTIGATION REPORTS" means the Maxima reports commissioned by Royal Bank Development Capital Limited;

        "KEY EMPLOYEES" means Joseph Dlutowski, Colin Sanders, Michael Moss, Marc Parrott, Jonathan Sandler, Keith Millward, Peter Brennan, Tom Musgrave and Richard Davies;

        "LAST ACCOUNTING DATE" means 31 December 1998;

        "LEGAL REPORT" means the report into the Company prepared by the Purchaser's Solicitors dated 30 September 1999;

        "LOAN" means each residential mortgage loan advanced or acquired by a Group Company, together with accrued interest, costs and expenses arising thereunder and any amounts which the relevant Group Company is entitled to debit to the relevant Borrower's account, including the principal amount outstanding up to and including the Completion Date but excluding any Redeemed Loan;

        "MANAGEMENT ACCOUNTS" means the unaudited consolidated profit and loss account of the Group in respect of each monthly accounting period starting on the day after the Last Accounting Date up to and including 31 August 1999 and the unaudited consolidated balance sheet of the Group at the end of each such monthly accounting period up to and including 31 August 1999 in the agreed form;

        "MORTGAGE" means, in respect of each Loan, the first or subsequent ranking legal mortgage or charge over property which secures or is intended to secure repayment of that Loan, including in each case, all principal sums, interest costs, charges, expenses and other moneys secured or intended to be secured by that mortgage or charge;

        "MORTGAGE WARRANTY" means each of the warranties contained in the provisions of the Finance Documents described in part B of schedule 4;

        "MORTGAGE WARRANTY CLAIM" means a Warranty Claim in relation to a Mortgage Warranty;

        "OCWEN  PROPERTY" means the properties,  details of which are set out in schedule 5, and includes an individual property and a part of an individual property;

        "OCWEN SECURITISATION" means each of the Securitisations listed at items 7 to 9 of schedule 6;

        "OCWEN SECURITISATION VEHICLE" means each of the Securitisation Vehicles listed at items 7 to 9 of schedule 8;

        "PERMIT" means:

        (a)       a   permit,   licence,   consent,    approval,    certificate,
                  qualification,    specification,    registration    or   other
                  authorisation; or

        (b) a filing of a notification, report or assessment, in each case necessary for the effective operation of a Group Company's business, its ownership, possession, occupation or use of an asset or the execution or performance of this Agreement;

        "POLICIES" has the meaning specified in Warranty 8.3.1 of schedule 4;

        "PURCHASE PRICE" means the aggregate consideration payable by the Purchaser to the Vendor under clause 2.2;

        "PURCHASER'S ACCOUNT" means the following bank account at the Purchaser's Solicitors - Account Name: Clifford Chance Client Account, Account No. 42036770, Sort Code: 40-05-30, Bank: Midland Bank plc, Poultry and Princes Street, London EC2;

        "PURCHASER'S ACCOUNTANTS" means Deloitte & Touche of Stonecutter Court, 1 Stonecutter Street, London EC4A 4TR;

        "PURCHASER'S SOLICITORS" means Clifford Chance of 200 Aldersgate Street, London EC1A 4JJ;

        "QUALIFYING LOAN" means any Loan advanced by a Group Company from and including 1 June 1999 to and including the Completion Date;

        "RECONCILIATION STATEMENT" has the meaning given in schedule 2;

        "REDEEMED LOAN" means any residential mortgage loan advanced or acquired by a Group Company in respect of which, prior to the Completion Date, the relevant Group Company had provided a discharge of the related mortgage or charge, whether or not, on the date of such discharge, the loan and all other amounts secured by the related mortgage or charge had been repaid in full;

        "SECURITISATION" means each of the transactions listed in items 1 to 9 of schedule 6;

        "SECURITISATION CONTRACTS" means the documents, deeds and agreements constituting the transactions described in items 1 to 9 of schedule 6;

        "SECURITISATION  VEHICLE" means each of the companies listed in schedule
        6;

        "SECURITISED LOANS" means, at any time, a Loan which, at that time, is secured under a Securitisation;

        "SHARES" means 23,963,394 fully-paid ordinary shares of (pound)1.00 each in the capital of the Company;

        "SOFTWARE" means any and all computer programmes in both source code and object code form, including all related modules and routines and all user manuals, technical specifications, algorithms, logic diagrams, coding documentation and any other material relating to the software;

        "SUBSIDIARY UNDERTAKING" means a subsidiary undertaking of the Company listed in part B of schedule 1 and "SUBSIDIARY UNDERTAKINGS" means all those subsidiary undertakings;

        "TAX" has the meaning given in the Tax Deed;

        "TAX AUTHORITY" has the meaning given in the Tax Deed;

        "TAX DEED" means the tax deed between the Vendor and the Purchaser of the date hereof;

        "TAX  WARRANTY"  means a warranty  set out in  paragraph  6 of part A of schedule 4;

        "TAX  WARRANTY  CLAIM"  means a  Warranty  Claim  in  relation  to a Tax
        Warranty;

        "TAXES ACT" means the Income and Corporation Taxes Act 1988;

        "TCGA" means the Taxation of Chargeable Gains Act 1992;

        "UNPAID  PRINCIPAL   BALANCE"  means  the  aggregate   principal  amount
        outstanding under the Qualifying Loans as at the Completion Date;

        "VATA" means, in the United  Kingdom,  the Value Added Tax Act 1994 and,
        in  a   jurisdiction   outside  the  United   Kingdom,   any  equivalent
        legislation;

        "VENDOR'S ACCOUNT" means the following bank account in the name of the Vendor at Chase London, Account Number 23570501, Sort Code 60-92-42, Southwark Towers, 32 London Bridge Street, London SE1 9SY;

        "VENDOR'S ACCOUNTANTS" means PricewaterhouseCoopers;

        "VENDOR'S GROUP COMPANY" means the Vendor or a company which is, on or at any time after the date of this Agreement, a subsidiary or holding company or undertaking of the Vendor or a subsidiary of a holding company or undertaking of a holding company of the Vendor;

        "VENDOR'S GROUP RECEIVABLES" means (a) the sum of (pound)1,924,729 owed by any Group Company to the Vendor or any Vendor's Group Company (to the extent not discharged before Completion); and (b) all debts of any Group Company to any Vendor's Group Company incurred after 31 May 1999 as a result of payments made by a Vendor's Group Company to any third party in respect of goods delivered to or services performed on behalf of any Group Company by such third party and which have not been repaid or reimbursed to a Vendor's Group Company on or prior to the Completion Date;

        "VENDOR'S SOLICITORS" means Lovell White Durrant of 65 Holborn Viaduct, London EC1A 2DY;

        "VERIFICATION DATE" means the first Business Day after the day on which the parties agree or, if an Expert is appointed under schedule 2, the day on which the Expert delivers, the Reconciliation Statement and the adjusted purchase price payable in respect of the Shares under clause 2.2;

        "WAREHOUSE FACILITY" means each of the following loan facilities and their related documentation:

        (a) the revolving credit facility agreement dated 9 November 1998, as amended by a side letter dated 4 March 1999, between Ocwen 2 Limited, Barclays Bank plc and Ocwen UK Servicing Limited;

        (b) the revolving credit facility agreement dated 23 April 1999 between Ocwen Limited, National Westminster Bank plc and the Vendor;

        (c) a revolving credit facility agreement dated 22 September 1999 of up to (pound)150 million between Ocwen 3 Limited (1), Morgan Stanley Dean Witter Principal Funding Inc (2) and Ocwen UK plc (3);

        "WAREHOUSE LOAN" means, at any time, a Loan which, at that time, is secured under a Warehouse Facility;

        "WARRANTY" means a statement contained in schedule 4 and "WARRANTIES" means all those statements;

        "WARRANTY CLAIM" means a claim by the Purchaser under or pursuant to the provisions of clause 5.1 or clause 5.2;

        "WARRANTY CLAIM LIMIT" means an amount equal to the Purchase Price; and

        "WARRANTY CLAIM THRESHOLD" means an amount equal to (pound)175,000.

1.2 Unless the context requires otherwise, in this Agreement, a reference to:

        1.2.1 a "SUBSIDIARY UNDERTAKING" or "PARENT UNDERTAKING" is to be construed in accordance with section 258 of the Act and to a "SUBSIDIARY" or "HOLDING COMPANY" is to be construed in accordance with section 736 of the Act;

        1.2.2 liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

        1.2.3 a document in the "AGREED FORM" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party;

        1.2.4 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

        1.2.5 a person includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

        1.2.6 a person includes a reference to that person's legal personal representatives and successors;

        1.2.7 a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

        1.2.8 any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing will in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute will be construed so as to include equivalent or analogous laws of any other jurisdiction; and

        1.2.9 "INCLUDE", "INCLUDES" or "INCLUDING" is indicative and not exclusive.

1.3     The headings in this Agreement do not affect its interpretation;

1.4     The recitals and schedules to this Agreement form part of it.

1.5 A reference in schedule 4 to the Vendor's awareness is deemed to mean the awareness of each of Mark Zeidman, Richard Spencer, Stewart Fink, Mark Tavoletti, William Erbey, Trini Donato, Bill Rinehart and John Barnes each having made reasonable enquiry of the Key Employees.

2.      SALE AND PURCHASE

2.1 The Vendor agrees to sell with full title guarantee and the Purchaser (or its nominee) agrees to buy, with effect at Completion, the Shares and each right attaching to the Shares at or after the date of this Agreement, free of any Encumbrance.

2.2     The purchase price of the Shares is (pound)69,300,000.

        2.2.1     plus an amount equal to 2.5% of the Unpaid Principal Balance;

        2.2.2 plus an amount equal to the sum of (pound)24,267 per calendar day for each day from and including 24 August 1999 until and including the Completion Date.

2.3 The provisions of schedule 2 will apply in respect of the preparation of the Reconciliation Statement and the agreement or determination of the purchase price of the Shares under clause 2.2.

2.4 At Completion the Purchaser will pay the Completion Sum to the Vendor on account of the purchase price payable under clause 2.2 such payment being made into the Consideration Account.

2.5     Within 5 Business Days starting on the Verification Date:

        2.5.1 if the Purchase Price payable under clause 2.2 exceeds the Completion Sum the Purchaser will pay to the Vendor the amount of the excess, together with an amount equivalent to interest thereon at the rate equal to the base rate from time to time of the National Westminster Bank plc (accrued daily and compounded monthly) for the period from the Completion Date to the date of payment; or

        2.5.2 if the Purchase Price payable under clause 2.2 is less than the Completion Sum, the Vendor will repay to the Purchaser the amount of the difference, together with an amount equivalent to interest thereon at the rate equal to the base rate from time to time of the National Westminster Bank plc (accrued daily and compounded monthly) for the period from the Completion Date to the date of payment, in each case by transfer of funds for same day value to the Vendor's Account or to the Purchaser's Account, as appropriate.

2.6 If there is an amount due to the Vendor under clause 2.5.1 to the extent that the funds are available in the Escrow Account the Purchaser shall procure that the payment to be made to the Vendor shall be settled using the monies standing to the credit of the Escrow Account and the balance, if any, will be settled by the Purchaser under clause 2.5.1. Any payment out of the Escrow Account to the Vendor shall be made into the Vendor's Account for same day value within 5 Business Days starting on the Verification Date. Receipt of such sum into the said account will constitute full and final settlement of all or the respective part of the amount due under clause 2.5.1. Following such payment (or in the event that no such payment is required) any sum standing to the credit of the Escrow Account shall forthwith be repaid to the Company (or as it may direct).

3.      COMPLETION

3.1 Completion will take place at the offices of the Purchaser's Solicitors immediately following signature of this Agreement.

3.2 At Completion the Vendor and the Purchaser will do all those things respectively required of them in schedule 3 and the Purchaser will pay or procure there is paid the Completion Sum to the Vendor by transfer of funds for same day value to the Vendor's Account.

3.3 At Completion the parties shall procure that the Company shall pay the sum of(pound)100,000 into the Escrow Account.

3.4     The Purchaser is not obliged to complete this Agreement unless:

        3.4.1 the Vendor complies with all its obligations under this clause 3 and schedule 3; and

        3.4.2     the purchase of all the Shares is completed simultaneously.

3.5 The Vendor hereby covenants and undertakes to the Purchaser that it has capitalised (pound)9,950,893 of debt owed by the Company to the Vendor by the issue of 7,963,394 fully paid ordinary shares in the share capital of the Company to the Vendor and that the entire issued share capital of the Company is fully paid.

4.      CONDUCT FOLLOWING COMPLETION

4.1 The Purchaser will procure that the Company will copy the Disks and hold them in a sealed envelope at the registered office of the Company.

4.2 Within 10 Business Days of the Verification Date, the Vendor will or will procure that the relevant Vendor's Group Company will pay to the Purchaser on behalf of the relevant Group Companies a sum equal to the aggregate amount of the Group Receivables by transfer of funds for same day value to the Purchaser's Account. Receipt of such sum into said account will constitute full and final settlement of the Group Receivables and the Purchaser will indemnify the Vendor against any claim made or actions brought by any Group Company or Group Undertaking in respect of any Group Receivable.

4.3 Within 10 Business Days of the Verification Date, the Purchaser will or will procure that the relevant Group Companies will pay to the Vendor on behalf of itself and the relevant Vendor's Group Company a sum equal to the aggregate amount of the Vendor's Group Receivables by transfer of funds for same day value to the Vendor's Account. Receipt of such sum into the said account will constitute full and final settlement of the Vendor's Group Receivables and the Vendor will indemnify the Purchaser (for itself and as trustee for each Group Company) against any claim made or actions brought by any Vendor's Group Company in respect of any Vendor's Group Receivable.

4.4 If and to the extent that following Completion there is any amount of Inter-Company Debt outstanding as determined by the Reconciliation
        Statement:

        4.4.1 within 10 Business Days following the Verification Date, the Vendor will or will procure that the relevant Vendor's Group Companies will repay any Inter-Company Debt owing to the Company or to any Group Company to the Company or to the relevant Group Company by way of transfer of funds for same-day value to the Purchaser's Account. Receipt of such sum into the said account will constitute full and final settlement of the Inter-Company Debt; or

        4.4.2 within 10 Business Days following the Verification Date, the Purchaser will procure that the relevant Group Companies will repay to the Vendor any Inter-Company Debt owing to the Vendor or any Vendor's Group Company to the Vendor or the relevant Vendor's Group Company by way of transfer of funds for same-day value to the Vendor's Account. Receipt of such sum into the said account will constitute full and final settlement of the Inter-Company Debt.

4.5 To the extent reasonably practicable, the Purchaser will procure that within 90 days of the Completion Date, the relevant Group Company will procure that the Vendor (or the relevant Vendor's Group Company) is released from the guarantees specified in schedule 7. Pending such release, the Purchaser will indemnify the Vendor against any claims, damages, expenses or liabilities arising as a result of the enforcement of any such guarantees. To the extent that the Vendor or any Vendor Group Company has guaranteed the obligations of any Group Company and such guarantee is not listed in schedule 7 the Purchaser will indemnify the Vendor against any claims, damages, expenses or liabilities arising as a result of the enforcement of any such guarantees.

4.6 To the extent that the Purchaser has guaranteed the obligations of the Vendor or any Vendor Group Company the Vendor (or the relevant Vendor Group Company) will use reasonable endeavours to procure that the Purchaser is released from any such guarantees as soon as reasonably practicable following Completion. Pending such release, the Vendor will indemnify the Purchaser against any claims, damages, expenses or liabilities arising as a result of the enforcement of any such guarantees.

5.      WARRANTIES

5.1 The Vendor warrants to the Purchaser that each General Warranty is true and accurate at the date of this Agreement.

5.2 The Vendor warrants to the Purchaser that each Mortgage Warranty was true and accurate on each of the dates that any such Mortgage Warranty was given under the terms of the relevant agreement in which it was incorporated. For the avoidance of doubt, the Vendor will not give any warranty in respect of any repetition of each Mortgage Warranty under the terms of the relevant agreement in which it was incorporated after the Completion Date.

5.3     The Vendor acknowledges that the Purchaser:

        5.3.1     is entering into this  Agreement in reliance on each Warranty;
                  and

        5.3.2 may rely on the Warranties in warranting to any subsequent purchaser of all or any part of the undertaking of a Group Company and to the extent that the Purchaser becomes liable under any such warranties given to any such subsequent purchaser, the Purchaser may claim against the Vendor in respect of any such liability if and to the extent that the Purchaser would have had a claim under the Warranties had it not transferred the relevant undertaking or part thereof, provided always that the liability of the Vendor under the Warranties will remain subject to the limitations in this Agreement and will not be increased by virtue of the Purchaser relying on the Warranties in warranting to any subsequent purchaser in circumstances where the Vendors liability would not have increased had the Purchaser not given such warranties to any subsequent purchaser.

5.4 The Warranties are qualified by the facts and circumstances fairly disclosed in the Disclosure Letter and the documents listed in the Data Room Index.

5.5 The Purchaser confirms that as at the date of this Agreement it has no actual awareness of any matter, fact or circumstance which it is actually aware gives rise to a liability or it believes is likely to give rise to a breach of any of the Warranties, other than those matters, facts or circumstances disclosed in the Disclosure Letter. For the purposes of this clause, the awareness of the Purchaser is deemed to be the actual awareness of Duncan Johnson, Tim Farazmand and Sally Flanagan based on the facts and information contained in the Legal Report, the Accountant's Report, the Insurance Report, the Investigation Reports and the disclosure letter prepared by certain Key Employees in respect of the investment agreement entered into on the date hereof between, inter alia, Royal Bank Development Capital Limited and such Key Employees and the Purchaser confirms that Duncan Johnson, Tim Farazmand and Sally Flanagan have read all such reports and letter and considered them carefully.

5.6 The Vendor undertakes not to make any claim against a Group Company or a director, officer or employee of a Group Company which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by a Group Company or a director, officer or employee of a Group Company for the purpose of assisting the Vendor to make a representation, give a Warranty or prepare the Disclosure Letter other than in the event that the director, officer or employee in question has been guilty of fraud or wilful concealment or withholding in respect of any such misrepresentation, action, inaccuracy or omission.

5.7 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

5.8     The  Purchaser  hereby  warrants  to the  Vendor as set out in Part C of schedule 4 (the "PURCHASER'S WARRANTIES").

5.9 The Purchaser shall indemnify the Vendor against any loss, liability, cost or expense (including reasonable legal costs) actually suffered or incurred by the Vendor and arising out of a breach of the Purchaser's Warranties.

6.      THE PURCHASER'S REMEDIES

6.1 If, following the date hereof, there is a Warranty Claim and liability has been admitted in writing by the Vendor or otherwise determined, the Vendor will pay the Purchaser on demand (at the Purchaser's option) an amount equal to either:

        6.1.1     the reduction caused in the value of the Shares; or

        6.1.2     if:

                  (a) the value of an asset of a Group Company is or becomes less than the value would have been had the breach not occurred; or

                  (b) a Group Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred,

                  the reduction in the value of the asset or, as the case may be, the amount of the liability or increased liability.

7.      LIMITATIONS ON THE VENDOR'S LIABILITY IN RESPECT OF WARRANTY CLAIMS

7.1 The Vendor's total liability in respect of all Warranty Claims and claims under the Tax Deed, is limited to the Warranty Claims Limit.

7.2 The Vendor is not liable in respect of a Warranty Claim unless and until the amount that would otherwise be recoverable from the Vendor (but for this clause 7.2) in respect of that Warranty Claim, when aggregated with any other amount or amounts recoverable in respect of other Warranty Claims, exceeds the Warranty Claim Threshold. In the event that the aggregated amounts exceed the Warranty Claim Threshold the Vendor will be liable in respect of the total aggregated amounts and not the excess only.

7.3     The Vendor is not liable for a General Warranty Claim in respect of:

        7.3.1 a Tax Warranty unless the Purchaser has notified the Vendor of the Tax Warranty Claim stating in reasonable detail the nature of the Tax Warranty Claim and, if practicable, the amount claimed, not later than 3 months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by the relevant Tax Authority or, if there is no such period, on or before the date 7 years and 1 month from the Last Accounting Date and has issued proceedings in respect thereof within 12 months of the date of such notice; and

        7.3.2 any other General Warranty unless the Purchaser has notified the Vendor of the General Warranty Claim (stating in reasonable detail the nature of the General Warranty Claim and, if practicable, the amount claimed) on or before 31 March 2002 and has issued proceedings in respect thereof within 12 months of the date of such notice.

7.4 The Vendor is not liable for a Mortgage Warranty Claim unless the Purchaser has notified the Vendor of the Mortgage Warranty Claim (stating in reasonable detail the nature of the Mortgage Warranty Claim and, if practicable, the amount claimed) on or before the third anniversary of the Completion Date and has issued proceedings in respect thereof within 12 months of the date of such notice.

7.5 Nothing in this clause 7 will have the effect of limiting or restricting any liability of the Vendor in respect of a Warranty Claim arising as a result of any fraud, wilful misconduct or wilful concealment.

7.6 The Vendor shall not be liable in respect of any Warranty Claim if and to the extent that the loss occasioned thereby has been recovered under another Warranty Claim or the Tax Deed.

7.7 If and to the extent that the Vendor requires the Purchaser to take any action the result of which is to delay or prevent the issue by the Purchaser of any notice, the taking of any such action by the Purchaser shall not prejudice or prevent the Purchaser from notifying the Vendor of any Warranty Claim under this clause 7.

7.8 The Vendor shall be entitled, by a notice in writing addressed to the Purchaser, to require the Purchaser to take or to procure that any Group Company takes all such steps and proceedings as may reasonably be required in order to obtain any payment or relief in respect of or in connection with any matter giving rise to any Warranty Claim other than a Tax Warranty Claim provided always that the Vendor shall indemnify the relevant Group Company in relation to all costs and expenses incurred by that Group Company. The Purchaser will, at the request of the Vendor, allow the Vendor at its expense to have the conduct of all correspondence and/or proceedings of any nature (including any claims against any relevant insurers) arising in connection with any matter giving rise to any Warranty Claim other than a Tax Warranty Claim provided always that such conduct does not, in the reasonable opinion of the Purchaser, prejudice the best business interests of any Group Company or the Purchaser. The Vendor may thereafter require any Group Company or the Purchaser to take all such steps or proceedings as are reasonably necessary in order to mitigate any loss giving rise to any Warranty Claim other than a Tax Warranty Claim and the Purchaser undertakes to procure that each Group Company shall so act, subject to the Purchaser and the relevant Group Company being indemnified against all costs and expenses incurred by them as a result of so acting. For the purpose of enabling the Vendor to exercise its rights under this clause 7.8, the Purchaser shall:

        (a) use its reasonable endeavours to make or procure to be made available to the Vendor or its duly authorised representative copies of the accounts, records and correspondence relating to the Company and a copy of the Disks provided always that such information and such Disks shall be regarded as Confidential Information; and

        (b)   give  written  notice  to  the  Vendor  as  and  when   reasonably
              practicable following any breach or circumstance which gives rise to a Warranty Claim coming to the notice of the Purchaser;

        (c) not admit any liability or agree any claim which may give rise or has given rise to a Warranty Claim without the prior written consent of the Vendor provided always that any such non-admission of liability or any such failure to agree any such claim does not, in the opinion of the Purchaser, prejudice the interests of any Group Company or the Purchaser;

        Any failure by the Purchaser to comply with any provision of this clause
        7.8 shall not prejudice any Warranty Claim but shall be taken into account in assessing the compensation payable to the Purchaser by the Vendor in respect of any such Warranty Claim. Tax Warranty Claims shall be dealt with in accordance with the provisions of the Tax Deed.

7.9 In the event that the Vendor exercises any rights under clause 7.8 and as a result of the exercise of such rights the liability of any Group Company in respect of the matter giving rise to that Warranty Claim is increased, the Vendor will indemnify the relevant Group Company in relation to any such increase in liability. Any such increase in liability will not be taken into account in determining whether the Warranty Claim Limit has been reached.

7.10 The Vendor shall not be liable in respect of a Warranty Claim to the extent that:

        (a)       any amount is specifically provided for in the Accounts; or

        (b) the value of any asset included in the Accounts has been specifically reduced,

        in each case as a result of the subject matter giving rise to the Warranty Claim.

7.11 The Vendor shall not have any liability in respect of any Warranty Claim to the extent that a liability has arisen or is increased as a direct result of an act or omission of the Purchaser or a Group Company after Completion outside the ordinary course of business and it or any of its directors or those of a Group Company knew that such act or omission could reasonably be or have been expected to give rise to or increase the liability in respect of such Warranty Claim and a reasonable alternative course of action was available to the Purchaser or the relevant Group Company which could be expected not to have given rise to such increase of liability provided always that such alternative course of action was in the ordinary course of business of the relevant Group Company.

7.12 The Purchaser shall not be entitled to rescind or repudiate this Agreement for any reason after Completion.

7.13 The Vendor shall not be liable in respect of any Warranty Claim in respect of any matters resulting from a change of accounting policy or practice or the length of any accounting period for the Purchaser or any Group Company introduced after Completion unless introduced to comply with any requirement of law or accounting standard which was not being properly complied with by any Group Company on or prior to Completion.

7.14 The Purchaser shall not be entitled to claim that any fact, matter or circumstance constitutes or gives rise to a Warranty Claim if or to the extent that such fact, matter or circumstance has been fairly disclosed:

        (a)       in this Agreement; or

        (b)       in the Accounts; or

7.15 If the Vendor pays to the Purchaser or any Group Company an amount in respect of any Warranty Claim and the Purchaser or any Group Company (as the case may be) subsequently recovers from a third party (including any insurer, law firm, or any Taxation authority) a sum which is directly referable to that Warranty Claim, the Purchaser shall forthwith repay to the Vendor so much of the amount paid by the Vendor as does not exceed the sum recovered from the third party.

7.16 If the Vendor pays any sum in respect of any Warranty Claim or under the Tax Deed the amount of the consideration paid by the Purchaser to the Vendor hereunder for the Shares shall be deemed to be reduced by the amount of any such payment.

7.17 The Vendor shall not be liable in respect of any Warranty Claim which arises in respect of any breach of a Warranty or Warranty which is capable of remedy and is remedied to the satisfaction of the Purchaser within 30 days following receipt by the Vendor of a written notice from the Purchaser giving reasonable particulars of the relevant breach and of information available to the Purchaser to enable the Vendor to assess whether such breach is capable of remedy together with a reasonable assessment, where practicable, of the estimated loss based on information received by the Purchaser at that time provided always that the provision of such particulars and such assessment of loss by the Purchaser shall not prejudice any Warranty Claim.

7.18 Nothing contained in this Clause 7 shall limit the Purchaser's obligations at common law or the obligation of any Group Company to mitigate any loss or damage resulting from or arising as a consequence of any circumstances giving rise to any Warranty Claim.

7.19 Subject to Clause 16, Warranty Claims shall be actionable only by the Purchaser and no other party shall be entitled to make any Warranty Claim or to take any action whatsoever against the Vendor arising under or out of or in connection therewith.

7.20 To the extent the Vendor is liable in respect of a Warranty Claim as a result of a Group Company having a liability to make a payment to a third party and such payment has not been made, the Vendor shall only be required to make a payment in respect of its liability when necessary to ensure that the relevant Group Company has cleared funds in order to make the payment to the third party provided that the relevant Group Company shall be under no obligation to delay any payment to the third party.

8.      VENDOR'S INDEMNITIES

8.1 The Vendor will indemnify the Purchaser against each loss, liability, cost or expense (other than those incurred with respect to a failure by a Group Company to comply with or perform its obligations under the Servicing Agreement between Ocwen UK Plc and Ocwen Asset Investment Corporation following Completion) which any Group Company incurs arising from or in connection with each CMC Securitisation and / or the mortgage loans (including any Redeemed Loan from the CMC Securitisations), whether before or after the Completion Date, the subject of the security created thereunder (including, without limitation, which any Group

        Company incurs as a result of any obligation to repurchase on the part of any Group Company any such mortgage loan or as a result of any action taken by or on behalf of any borrower under any such mortgage loan) including any loss, liability, cost or expense associated with defending or settling a claim alleging any such liability other than in circumstances where such loss, liability, costs or expense is incurred because of a dispute in the relation to the validity and enforceability of any mortgage loan the subject of any CMC Securitisation on the Completion Date resulting from the actions of any Group Company after Completion.

9.      FURTHER UNDERTAKINGS BY THE VENDOR

9.1 The Vendor undertakes to the Purchaser, for itself and as agent and trustee for each Group Company, that it will not do any of the following things:

        9.1.1 for a period of 5 years from the date hereof and subject to clause 9.4, either alone or jointly with, through or as adviser to, or agent of, or manager for, any person carry on or be engaged, concerned or interested in or assist a business which competes with a Group Company in the business of non-conforming mortgage originations and servicing relating predominantly to non-conforming mortgage assets in the United Kingdom as carried on at the date of this Agreement;

        9.1.2 for a period of 2 years from the Completion Date do or say anything which is intentionally harmful to a Group Company's goodwill (as subsisting at the date of this Agreement) or which is made with the intention of leading a person who has dealt with a Group Company at any time during the 12 months prior to the date of this Agreement ceasing to deal with a Group Company on substantially equivalent terms to those previously offered or at all or engage, employ, solicit or contact with a view to his engagement or employment by another person, a director, officer, employee or manager of Group Company or a person who was a director, officer, employee or manager of a Group Company at any time during the 12 months prior to the date of this Agreement.

9.2 The Vendor will ensure that each Vendor's Group Company complies with clause 9.1

9.3 Each undertaking in clause 9.1 and 9.2 constitutes an independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertaking will continue to bind the Vendor.

9.4     Nothing in this clause 9 will prohibit the Vendor from:

        9.4.1 continuing to own and exercise any rights in relation to any minority interest in the share capital of Kensington Group plc; or

        9.4.2 subject to clause 9.5, acquiring (whether directly or indirectly) an interest in shares in Kensington Group plc such that Kensington Group plc becomes a subsidiary of the Vendor or any Vendor's Group Company (a "MAJORITY INTEREST").

        For the purposes of this clause 9.4, "MINORITY INTEREST" means an interest (whether held directly or indirectly) in less than 50% of the issued share capital of Kensington Group plc.

9.5 If the Vendor acquires a Majority Interest it will immediately notify the Purchaser of that fact. A notice given under this clause 9.5 (a "MAJORITY INTEREST NOTICE") must specify the total number of shares in Kensington Group plc to which the Vendor is entitled (the "VENDOR'S ENTITLEMENT"). For the avoidance of doubt, the Vendor's Entitlement will comprise all the shares in Kensington Group Plc held by the Vendor.

9.6 In consideration of the payment of (pound)1.00 by the Purchaser (receipt of which is hereby acknowledged by the Vendor) the Vendor grants the Purchaser an option to acquire the Vendor's Entitlement for an amount equal to the aggregate amount paid by the Vendor in acquiring the shares comprised in the Vendors Entitlement to the Vendor (the "EXERCISE PRICE") in accordance with clauses 9.7 to 9.9.

9.7 The agreement to sell the Vendor's Entitlement set out herein is subject to the parties complying with the constitution, shareholders agreement and other relevant documents relating to the Kensington Group Plc at the time of the exercise of the option. The Vendor will use all reasonable endeavours to enable the Purchaser to exercise its option in relation to the Vendor's Entitlement should the Purchaser elect to do so.

9.8 The Purchaser may exercise the option granted under clause 9.6 by notice in writing to the Vendor given:

        9.8.1 if the Vendor gives a Majority Interest Notice at any time in the period prior to the second anniversary of the Completion Date, within 6 months starting on the date on which the Majority Interest Notice is given; or

        9.8.2 if the Vendor gives a Majority Interest Notice at any time in the period after that referred to in clause 9.8.1 and before the fifth anniversary of the Completion Date, within 3 months starting on the date on which the Majority Interest Notice is given.

        If the Purchaser does not give notice to the Vendor in accordance with this clause 9.8 the option granted under clause 9.7 will expire and the Vendor will have no obligation to the Purchaser under clause 9.7.

9.9 On the giving of a notice under clause 9.8 (an "EXERCISE NOTICE"), subject to the Vendor complying with any binding obligations under the articles of association of Kensington Group plc or any relevant shareholders agreement, the Vendor will sell and the Purchaser will buy the Vendor's Entitlement. Completion of the sale and purchase of the Vendor's Entitlement will occur on the later of:

        9.9.1     the date 3 months from the date of the Exercise Notice;

        9.9.2     a date agreed in writing by the parties; and

        9.9.3 one month after full compliance with the obligations or, if less, within the maximum period permitted under such articles of association or shareholders agreement,

        at which time the Purchaser will pay the Vendor the Exercise Price.

10.     VENDORS TO PROVIDE ASSISTANCE TO PURCHASER

10.1 On receiving the Purchaser's reasonable request the Vendor will (at its cost):

        10.1.1 do and execute, or arrange to be done and executed, each act, document and thing necessary to implement this Agreement; and

        10.1.2 give to the Purchaser all information it possesses or to which it has access relating to a Group Company's business and allow the Purchaser to copy any document containing that information.

10.2 The Purchaser acknowledges that neither it nor any Group Company has any rights in or any rights to use the Ocwen name or logo but notwithstanding the above the Vendor will permit the Purchaser, solely for the purpose of achieving a smooth transfer of control of the Group Companies to the Purchaser, to use the Ocwen name as is necessary to facilitate such smooth transfer for a period of 12 months after Completion provided always that this permission may be retracted by the Vendor with immediate effect if the Purchaser or any Group Company acts in any way which is reasonably likely to cause material damage to the goodwill associated with the Ocwen name.

11.     CONFIDENTIAL INFORMATION

11.1 The Vendor undertakes to the Purchaser, for itself and as agent and trustee for each Group Company, that before and after Completion the Vendor will:

        11.1.1 not use or disclose to any person Confidential Information it has or acquires;

        11.1.2 make every effort to prevent the use or disclosure of Confidential Information; and

        11.1.3 take steps to procure that each Vendor's Group Company complies with clauses 11.1.1 and 11.1.2.

11.2 The Purchaser undertakes to the Vendor, for itself and as agent and trustee for each Vendor Group Company, that before and after Completion the Purchaser will:

        11.2.1 not use or disclose to any person Confidential Information it has or acquires;

        11.2.2 make every effort to prevent the use or disclosure of Confidential Information; and

                  take steps to procure that each Group Company complies with clauses 11.2.1 and 11.2.2.

11.3    Clauses  11.1  and  11.2 do not  apply  to  disclosure  of  Confidential
        Information:

        11.3.1 to a director, officer or employee of a party whose function requires him to have the Confidential Information;

        11.3.2 required to be disclosed by law, by a rule of a stock exchange on which either party's shares are listed or traded or by a governmental authority or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law provided that the disclosure will so far as is practicable be made after consultation with the other party and after taking into account the other party's reasonable requirements as to its timing, content and manner of making or despatch;

        11.3.3 to an adviser for the purpose of advising a party in connection with the transactions contemplated by this Agreement or a finance provider to a party and is on the basis that clause 11.1 applies to the disclosure by the adviser; or

        11.3.4 to an insurer under any of the Policies, or any other policy of insurance in which any Group Company has an interest, to the extent necessary to make a claim under, comply with the terms and conditions of, or ensure the continued validity and enforceability of such Policy.

12.     ANNOUNCEMENTS

12.1 Subject to clause 12.3, neither party may make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other party's written consent, which may not be unreasonably withheld or delayed provided that either party may repeat any information or statement contained in an agreed announcement.

12.2 In the event that the Vendor intends to make any announcement containing a reference to Royal Bank Development Capital Limited, the Vendor must first obtain the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

12.3 Clause 12.1 does not apply to a public announcement, communication or circular:

        12.3.1 made or sent by the Purchaser after Completion to a customer, client or supplier of a Group Company informing it of the Purchaser's purchase of the Shares; or

        12.3.2 required by law, by a rule of a stock exchange on which either party's shares are listed or traded or by a governmental authority or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular will so far as is practicable be made after consultation with the other party and after taking into account the requirements of the other party as to its timing, content and manner of making or despatch.

12.4 Clause 12.2 does not apply to a public announcement, communication or circular required by law, by a rule of a stock exchange on which either party's shares are listed or traded or by a governmental authority or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular will so far as is practicable be made after consultation with the other party and after taking into account the requirements of the other party as to its timing, content and manner of making or despatch.

13.     COSTS

        Except where this Agreement provides otherwise, each party will pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

14.     GENERAL

14.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

14.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law, unless specifically otherwise provided for in this Agreement, does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

14.3 The Purchaser's rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

14.4    Except to the extent that they have been performed and except where this
        Agreement  provides  otherwise,   the  obligations   contained  in  this
        Agreement remain in force after Completion.

15.     ENTIRE AGREEMENT

15.1 This Agreement and each document referred to in it constitute the entire agreement and supersede any previous agreements (both oral and written) between the parties relating to the subject matter of this Agreement.

15.2 The Vendor is not liable to the Purchaser (in equity, contract or tort, under the Misrepresentation Act 1967 or in any other way) for a representation that is not set out in this Agreement or any document referred to in this Agreement and the only remedy available to the Purchaser in respect of any misrepresentation or untrue statement made by the Vendor shall be a claim for breach of contract under this Agreement.

15.3 Nothing in this clause 15 will have the effect of limiting or restricting any liability of the Vendor arising as a result of any fraud, wilful misconduct or wilful concealment.

16.     ASSIGNMENT

16.1 Other than in the case of a transfer to a Group Company or to any subsidiary undertaking or parent undertaking of the Purchaser (a "PURCHASER'S TRANSFEREE"), the Purchaser may not assign or transfer any of its rights under this Agreement in whole or in part without the prior written consent of the Vendor. In the event that the Purchaser assigns or transfers any of its rights under this clause to a Purchaser's Transferee and that Purchaser's Transferee ceases to be either a Group Company or a subsidiary undertaking or parent undertaking of the Purchaser, the Purchaser's Transferee shall forthwith assign or transfer such rights to a company who is a Group Company or to a subsidiary undertaking or parent undertaking of the Purchaser.

16.2 Other than in the case of a transfer to a Vendor's Group Company (a "VENDOR'S TRANSFEREE"), the Vendor may not assign or transfer any of its rights under this Agreement in whole or in part without the prior written consent of the Purchaser. In the event that the Vendor assigns or transfers any of its rights under this clause to a Vendor's Transferee and that Vendor's Transferee ceases to be a Vendor's Group Company, the Vendor's Transferee shall forthwith assign or transfer such rights to a company who is a Vendor Group Company.

17.     NOTICES

17.1 A notice or other communication under or in connection with this Agreement (a "NOTICE") will be:

        17.1.1    in writing in the English Language; and

        17.1.2 delivered personally or sent by first class post (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out in clause 17.3 or to another address, person, telex or fax number specified by that party by not less than 7 days written notice to the other party received before the Notice was despatched.

17.2 Unless there is evidence that it was received earlier, a Notice is deemed given if:

        17.2.1 delivered personally, when left at the address referred to in clause 17.1.3;

        17.2.2 sent by mail, except air mail, 2 Business Days after posting it;

        17.2.3    sent by air mail, 6  Business Days after posting it; and

        17.2.4 sent by fax, when confirmation of its transmission to the addressee has been recorded by a facsimile transmission report (or other appropriate evidence) by the sender's fax machine.

17.3    The address referred to in clause 17.1.2 is:

       NAME OF PARTY     ADDRESS                                FACSIMILE NO.
       The Vendor        Ocwen Financial Corporation            001 561 682 8177
                         1675 Palm Beach Lakes Boulevard
                         West Palm Beach
                         Florida 33401
                         The United States of America

                         Attn:    the Secretary

       The Purchaser     Malvern House Acquisition Limited      01923 426347
                         Malvern House
                         Croxley Business Park
                         Watford
                         Herts WD1 8YF

18.     GOVERNING LAW AND JURISDICTION

18.1    This Agreement is governed by English law.

18.2 The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a "DISPUTE").

18.3 The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

18.4 This clause is for the benefit of the Purchaser only. As a result it does not prevent the Purchaser from taking proceedings relating to a Dispute ("PROCEEDINGS") in any other court with jurisdiction. To the extent allowed by law, the Purchaser may take concurrent Proceedings in any number of jurisdictions.

18.5 The parties agree that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on the Vendor in accordance with clause 17. These documents may, however, be served in any other manner allowed by law. This clause applies to all Proceedings wherever started.

19.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

                                   SCHEDULE 1

          INFORMATION ABOUT THE COMPANY AND THE SUBSIDIARY UNDERTAKINGS


THIS SCHEDULE HAS BEEN DELETED HEREFROM, BUT IS AVAILABLE TO THE COMMISSION UPON REQUEST.

                                   SCHEDULE 2

                              COMPLETION STATEMENT

1. After Completion the Purchaser will (at its cost) ensure that the Purchaser's Accountants prepare a draft statement (the "RECONCILIATION STATEMENT") which sets out the Purchaser's Accountants' calculation of:

        1.1.1     the Unpaid Principal Balance;

        1.1.2     the Inter-Company Debt, if any;

        1.1.3     the Group Receivables and the Vendor Group Receivables;

        1.1.4 the price payable under clause 2.2 and of the amount payable under clause 2.5, 4.3 and 4.4.

2.      The  draft  Reconciliation   Statement  will  be  prepared  on  a  basis
        consistent with applicable standards, principles and practices generally accepted in the United Kingdom.

3. After Completion the Vendor will provide the Purchaser and the Purchaser's Accountants with access to those assets, appropriate personnel, documents and records within its possession or control which they may reasonably require for the purpose of preparing and agreeing the draft Reconciliation Statement.

4. The Purchaser will ensure that within 20 Business Days starting on the Completion Date the Purchaser's Accountants submit to the Vendor's Accountants the draft Reconciliation Statement and a report by the Purchaser's Accountants addressed to the Purchaser and the Vendor stating that in their opinion the draft Reconciliation Statement has been prepared in accordance with paragraph 2

5. Within 15 Business Days starting on the day after receipt of the draft Reconciliation Statement the Vendor will notify the Purchaser whether or not it agrees with the draft Reconciliation Statement ("CONFIRMATION DATE"). The Purchaser will ensure that the Vendor and the Vendor's Accountants are given access to assets, appropriate personnel, documents and records within its possession or control, all additional information which they may reasonably require to enable the Vendor to make its decision under this paragraph 5. If the Vendor does not agree with the draft Reconciliation Statement the Vendor must specify what items are in dispute. To the extent that any calculation set out in clauses 1.1.1 to
        1.1.4 above is not in dispute in the draft Reconciliation Statement that calculation shall be final and binding on the parties and any payments due shall be made forthwith in accordance with the relevant clause of this Agreement.

6. If the Vendor notifies its agreement with the draft Reconciliation Statement within the 15 Business Day period referred to in paragraph 5 or fails to give any notification within that period the draft Reconciliation Statement will be final and binding on the parties and the Reconciliation Statement will be deemed to have been agreed on the earlier of the date on which the Vendor gives notice under paragraph 5 or the expiry of the 15 Business Day period set out in that paragraph. If the Vendor notifies the Purchaser within the 15 Business Day period referred to in paragraph 5 that it disagrees with the draft Reconciliation Statement, paragraph 7 applies.

7. If, within 10 Business Days starting on the day after the Confirmation Date, the Vendor and the Purchaser have not agreed the items in dispute in relation to the draft Reconciliation Statement either party may refer the matters in dispute to a partner of at least 10 years qualified experience at an independent firm of chartered accountants agreed by the parties in writing or, failing agreement on the identity of the firm of chartered accountants within 15 Business Days starting on the day after the Confirmation Date, an independent firm of chartered accountants appointed on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "EXPERT").

8.      The Expert will act on the following basis:

        8.1.1     the Expert will act as an expert and not as an arbitrator;

        8.1.2 the Expert's terms of reference will be to determine the matters in dispute in relation to the Reconciliation Statement within 21 Business Days of his appointment;

        8.1.3 the parties will each provide the Expert with all information relating to the loan origination activities of each Group Company which the Expert reasonably requires and the Expert will be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of each Group Company;

        8.1.4 the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the parties; and

        8.1.5 the Vendor and the Purchaser will each pay such proportion of the Expert's costs as the Expert may determine.

9. The draft Reconciliation Statement adjusted in accordance with the agreement, if any, between the Vendor and the Purchaser pursuant to paragraph 7 or (as the case may be) the decision of the Expert in accordance with paragraph 8 will be final and binding on the parties.

                                   SCHEDULE 3

                             COMPLETION REQUIREMENTS

1.       VENDOR'S OBLIGATIONS

1.1      At Completion the Vendor will deliver to the Purchaser:

         1.1.1 duly executed transfer(s) in respect of the Shares to the Purchaser or its nominee(s) and the share certificate(s) for the Shares;

         1.1.2 as evidence of the authority of each person executing a document referred to in this schedule on the Vendor's behalf:

                  (a) a copy of the minutes of a duly held meeting of the directors of the Vendor (or a duly constituted committee thereof) authorising the execution by the Vendor of the document and, where such execution is authorised by a committee of the board of directors of the Vendor, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

                  (b)   a copy of the power of attorney conferring the authority

                  in each case certified to be true by a director or the secretary of the Vendor;

        1.1.3 an irrevocable power of attorney duly executed by the Vendor in favour of the Purchaser or its nominee(s) generally in respect of the Shares in the agreed form;

        1.1.4     the Tax Deed duly executed by the Vendor;

        1.1.5     the Escrow Letter duly executed by the Vendor;

        1.1.6     the Disclosure Letter signed by the Vendor.

2.      PURCHASER'S OBLIGATIONS

2.1     At Completion the Purchaser will deliver to the Vendor:

        2.1.1     the Tax Deed duly executed by the Purchaser;

        2.1.2 as evidence of the authority of each person executing a document referred to in this schedule on the Purchaser's behalf a copy of the minutes of a duly held meeting of the directors of the Purchaser (or a duly constituted committee thereof) authorising the execution by the Purchaser of the document and, where such execution is authorised by a committee of the board of directors of the Purchaser, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

        2.1.3     the Escrow Letter duly executed by the Purchaser;

        2.1.4 an acknowledgement of the Disclosure Letter signed by the Purchaser; and

        2.1.5 a copy of the disclosure letter of certain Key Employees referred to in Clause 5.5.

                                   SCHEDULE 4

                                   WARRANTIES

                                PART A : GENERAL

1.      CAPACITY AND AUTHORITY

1.1     INCORPORATION AND EXISTENCE: THE VENDOR

        The Vendor is duly incorporated and validly existing under the laws of the state of Florida, United States of America

1.2     INCORPORATION AND EXISTENCE: GROUP COMPANIES

        The Company is a limited company incorporated under English law and has been in continuous existence since incorporation.

1.3     RIGHT, POWER, AUTHORITY AND ACTION

        1.3.1 The Vendor has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed at or before Completion.

        1.3.2 The Company has the right, power and authority to conduct its business as conducted at the date of this Agreement.

1.4     BINDING AGREEMENTS

        1.4.1 The Vendor's obligations under this Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms.

        1.4.2     The   performance   and   observance  by  the  Vendor  of  its
                  obligations under this Agreement will not contravene or conflict with any provision of the Vendor's by-laws or constitution.

1.5     VENDOR'S SOLVENCY

        1.5.1 No order has been made nor has any resolution been passed for the Vendor's winding up nor, so far as it is aware, is there any outstanding petition for the Vendor's winding up and no event has occurred which, under the applicable Federal bankruptcy laws of the United States of America, has an analogous or equivalent effect.

        1.5.2 No administrative or other receiver has been appointed by any person over the whole or any part of the Vendor's business or assets, nor so far as the Vendor is aware, has any order been made or petition presented for the appointment of an administrator in respect of its and no event has occurred which, under the applicable Federal bankruptcy laws of the United States of America, has an analogous or equivalent effect.

2.      INFORMATION

2.1 The information contained in the documents and information marked with a letter "A" in the Data Room Index is true and accurate in all material respects.

2.2 So far as the Vendor is aware, the information contained in the documents and the information marked with a letter "B" in the Data Room Index is true and accurate in all material respects.

        For  the  avoidance  of  doubt  but  without   prejudice  to  the  other
        Warranties, no warranty is given under this paragraph 2 in respect of any item marked with a letter "C" in the Data Room Index.

3.      SHARES AND SUBSIDIARY UNDERTAKINGS

3.1     THE SHARES

        3.1.1 The Vendor is the sole beneficial owner of the Shares. Other than 1 ordinary share of (pound)1.00 (the "RESIDUAL SHARE") registered in the name of Investors Mortgage Insurance Holding Company ("IMIHC"), the Vendor is the sole legal owner of the Shares. IMIHC holds the Residual Share on trust for the Vendor as bare trustee.

        3.1.2 The Shares comprise the whole of the Company's allotted and issued share capital, have been properly allotted and issued and are fully paid or credited as fully paid.

        3.1.3 There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares or unissued shares in the capital of the Company.

        3.1.4 Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion).

3.2     SUBSIDIARY UNDERTAKINGS

        3.2.1 The Company does not have, and has never had, a subsidiary undertaking other than the Subsidiary Undertakings.

        3.2.2 The Company has no interest in, and has not agreed to acquire an interest in, a corporate body other than the Subsidiary Undertakings.

        3.2.3 Each allotted and issued share in the capital of each Subsidiary Undertaking is legally and beneficially owned by a Group Company alone, has been properly allotted and issued and is fully paid or credited as fully paid.

        3.2.4 There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to a share or unissued share in the capital of a Subsidiary Undertaking. No person has claimed to be entitled to an Encumbrance in relation to any of those shares.

4.      ACCOUNTS

4.1     GENERAL

        4.1.1 The Accounts (for this purpose UK Statutory Accounts) have been prepared and audited on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

        4.1.2 No change in accounting policies has been made in preparing the accounts of the Company or the Group for the financial year of the Company and the Group ended on the Last Accounting Date, except as stated in the audited balance sheets and profit and loss accounts for those years.

        4.1.3 The Accounts show a true and fair view of the assets, liabilities and state of affairs of the Company and the Group as at the Last Accounting Date and of the profits and losses of the Company and the Group for the financial year ended on the Last Accounting Date.

4.2     MANAGEMENT ACCOUNTS

        So far as the Vendor is aware, the Management Accounts of the Company for the period since the Last Accounting Date have been prepared by the Company with due care and attention and give a reasonably accurate view of the financial affairs of the Company as at and for the period in respect of which they have been prepared, but it is hereby acknowledged that they are not prepared on a statutory basis.

4.3     ACCOUNTING RECORDS

        So far as the Vendor is aware, the Company's accounting records are up-to-date, in its possession or under its control and are properly completed in accordance with the law and applicable standards, principles and practices generally accepted in the United States.

4.4     PROVISION FOR TAX

        So far as the Vendor is aware, the Accounts reserve or provide in accordance with applicable standard, principles and practices generally accepted in the United Kingdom for all Tax liable to be assessed on the Group and on any Group Company, or for which any of them is or may become accountable, for all periods starting on or before the Last

        Accounting Date (whether or not the relevant Group Company has or may have a right of reimbursement against another person). The Accounts reserve in accordance with applicable standards, principles and practices generally accepted in the United Kingdom for all contingent or deferred liabilities to Tax for all periods starting on or before the Last Accounting Date.

5.      CHANGES SINCE THE LAST ACCOUNTING DATE AND 31 MAY 1999

5.1     GENERAL

        Since the Last Accounting Date:

        5.1.1 so far as the Vendor is aware the Group's business has been operated in the usual way so as to maintain it as a going concern;

        5.1.2 so far as the Vendor is aware there has been no [material] adverse change in the financial or trading position or prospects of any Group Company or the Group; and

        5.1.3 so far as the Vendor is aware no material change has occurred in the assets and liabilities shown in the Accounts.

5.2     SPECIFIC

        Since the Last Accounting Date:

        5.2.1 no Group Company has, other than in the usual course of its business:

                  (a) acquired or disposed of, or agreed to acquire or dispose of, any material asset; or

                  (b) assumed or incurred, or agreed to assume or incur, a material liability, obligation or expense (actual or contingent);

        5.2.2 so far as the Vendor is aware no Group Company has factored, sold or agreed to sell a debt other than in the usual course of its business;

5.3     31 MAY 1999

        Since 31 May 1999 there have been no distributions or dividends paid by any Group Company to any Vendor's Group Company other than in settlement of the Inter-Company Debt.

6.      TAX

6.1     GENERAL

        6.1.1 So far as the Vendor is aware each Group Company is and has at all times been resident only in the United Kingdom for all Tax purposes. So far as the Vendor is aware no Group Company is liable to pay and has not at any time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the United Kingdom.

        6.1.2 So far as the Vendor is aware the Company is not involved in a dispute in relation to Tax and no Tax Authority has investigated a Group Company's Tax affairs. So far as the Vendor is aware the Company does not expect to be involved in a dispute in relation to Tax and no Tax Authority has indicated that it intends to investigate a Group Company's Tax affairs.

6.2     ARM'S LENGTH DEALINGS

        So far as the Vendor is aware except as disclosed in the Disclosure Letter, no Group Company is or has been a party to or otherwise involved in any material transaction, agreement or arrangement otherwise than by way of bargain at arm's length.

6.3     STAMP DUTY

        All documents by virtue of which a Group Company has any right or in the enforcement of which a Group Company is interested have been duly stamped.

6.4     MISCELLANEOUS

        No Group Company operates the MIRAS scheme.

7.      ASSETS

7.1     TITLE AND CONDITION

        7.1.1 Each material asset included in the Accounts or acquired by a Group Company since the Last Accounting Date (other than assets subject to hire purchase or lease arrangements or assets subject to retention of title provisions or stock disposed of in the usual course of business) and each material asset used by a Group Company or which is in the reputed ownership of a Group Company is:

                  (a) legally and beneficially owned solely by the relevant Group Company free from any Encumbrance; and

                  (b) where capable of possession, in the possession or under the control of the relevant Group Company.

        7.1.2 The Group owns or has the right to use each such asset which necessary for the effective operation of its business

        Provided that this Warranty shall not apply to real property (land and buildings), insurance, permits, intellectual property, information technology, telecommunication and agreements covered by the warranty in paragraph 10 below.

8.      INSURANCE

8.1     INSURANCE OF ASSETS

        So far as the Vendor is aware, each insurable asset of a Group Company has at all material times been and is at the date of this Agreement insured against all risks normally insured against by a reasonably prudent person operating the type of business operated by the relevant Group Company.

8.2     OTHER INSURANCE

        So far as the Vendor is aware, each Group Company has at all times been and is at the date of this Agreement adequately insured against accident, damage, injury, third party loss (including, without limitation, professional liability, fiduciary liability, public liability and employer's liability) and all other risks to which a person operating the types of business operated by the relevant Group Company is exposed.

8.3     POLICIES

        8.3.1 So far as the Vendor is aware, reasonable details of each current insurance and indemnity policy (other than the
                  Mortgage Policies) in which the Company has an interest and all non current policies against claims which are outstanding or may still be made (the "POLICIES") are set out in the Disclosure Letter.

        8.3.2 So far as the Vendor is aware the Disclosure Letter contains details of (a) all outstanding claims in relation to all policies of insurance taken out in the name of the Vendor and which cover any Group Company and (b) all insurance policies relating to any Group Company.

        8.3.3 So far as the Vendor is aware, no Group Company or other insured party has done anything or omitted to do anything which might make any of the Policies void or voidable.

        8.3.4 Neither the Vendor nor and Vendor Group Company has done anything or omitted to do anything which might make any of the Policies void or voidable.

        8.3.5 So far as the Vendor is aware, in relation to insurance policies in the name of any Group Company:-

                  (a) no insurer under any of the Policies has disputed, or given to the Vendor or any Group Company any indication in writing that it intends to dispute the validity of the relevant policy on any grounds;

                  (b) neither the Vendor nor any Vendor Group Company has done anything or omitted to do anything which might entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any claim.

        8.3.6 In relation to all policies of insurance taken out in the name of any Vendor Group Company ("VENDOR GROUP POLICIES") and which provide insurance cover for any Group Company:-

                  (a) no insurer under any of the Policies has disputed, or given any indication that it intends to dispute, the validity of the relevant policy on any grounds;

                  (b) so far as the Vendor is aware there is nothing which could vitiate any of the Policies; or

                  (c) neither the Vendor nor any Vendor Group Company has done anything or omitted to do anything which might entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any claim.

        8.3.7 So far as the Vendor is aware, no insurer has ever cancelled or refused to accept or continue any insurance in relation to a Group Company.

        8.3.8 So far as the Vendor is aware, no claims have been made, and no fact or circumstance exists which might give rise to a claim, under any of the Policies.

        8.3.9     So far as the Vendor is aware, no circumstance  exists, and no
                  event,   act  or  omission  has   occurred,   which   requires
                  notification under any of the Policies.

        8.3.10 So far as the Vendor is aware, there are no circumstances which have occurred which resulted in a material claim arising under the Policies.

8.4     PREMIUMS

        8.4.1 So far as the Vendor is aware, in relation to insurance policies in the name of any Group Company, all premiums which are due under the Policies have been paid and as far as the Vendor is aware, no Group Company has done anything or omitted to do anything, and there is nothing which might result in an increase in the premium payable under any of the Policies.

        8.4.2 In relation to all insurance policies taken out in the name of the Vendor and which provide insurance cover for any Group Company, all premiums which are due under the Policies have been paid.

9.      REAL PROPERTY

9.1     EXTENT OF PROPERTY

        So far as the Vendor is aware, the Ocwen Property comprises all of the land and premises vested in, occupied or used by, or in the possession of, the Group.

9.2     TITLE

        So far as the Vendor is aware, the Company has a good and marketable title to the Ocwen Property and the Data Room contains copies of all title documents relating to the Ocwen Property

9.3     OUTGOINGS

        So far as the Vendor is aware, the Ocwen Property is not subject to outgoings other than the uniform business rate, water and sewerage rates and, in the case of a property held under a lease, tenancy or licence, rent, service charge and insurance premiums.

9.4     STATUS OF PROPERTY PERMITS

        9.4.1 So far as the Vendor is aware the Group has obtained all necessary Permits concerned with the Property, its ownership, occupation, possession of or use.

        9.4.2 So far as the Vendor is aware each Group Company has complied with the terms and conditions of each Permit and has performed and complied with each obligation, condition, restriction, agreement (including, without limitation, the term of any lease) and legal and administrative requirement affecting the Property, its ownership, occupation, possession or existing use.

9.5     USE

        9.5.1 So far as the Vendor is aware, the Ocwen Property's existing use as stated in schedule 5 is the lawful use permitted under:

                  (a)   applicable town and country planning legislation;

                  (b) where Ocwen Property is held by a Group Company under a lease, tenancy or licence, the terms of the lease, tenancy or licence, as varied by any supplemental deed or document;

        9.5.2 So far as the Vendor is aware, any permission necessary for the Ocwen Property's existing use, its original construction and any subsequent alteration has been obtained and is in force, unimpeachable and unconditional or subject only to a condition that has been satisfied.

9.6     LEASEHOLD OR LICENSED PROPERTY

        So far as the Vendor is aware, where a Group Company holds Ocwen Property under a lease, tenancy or licence:

        9.6.1     there is no fact or circumstance which:

                  (a) could entitle or require a person (including, without limitation, a landlord or licensor) to forfeit or enter on, or take possession of, or occupy, the relevant Ocwen Property;

                  (b) could restrict or terminate the relevant Group Company's continued and uninterrupted possession or occupation of the relevant Ocwen Property.

9.7     OUTSTANDING PROPERTY LIABILITIES

        So far as the Vendor is aware, except in relation to amounts payable or obligations arising under the leases pursuant to which Ocwen Property is held, no Group Company has any liability arising out of a conveyance, transfer, lease, tenancy, licence, agreement or other document relating to land, premises or an interest in land or premises.

10.     AGREEMENTS

10.1    VALIDITY OF AGREEMENTS

        10.1.1 No party with whom a Group Company or an Ocwen Securitisation Vehicle has entered into a material agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation and, so far as the Vendor is aware, no material event of default or potential event of default has occurred or arisen under any such agreement, arrangement or obligation.

        10.1.2 No Group Company, no Vendor Group Company and no Ocwen Securitisation Vehicle is in material breach of any material agreement, arrangement or obligation. So far as the Vendor is aware no fact or circumstance exists which might give rise to a breach of this type.

                  For the avoidance of doubt each Securitisation, or Warehouse Facility and Ancillary Facility will constitute a material agreement or material agreements.

        10.1.3 So far as the Vendor is aware no party with whom a Group Company or Vendor Group Company or Ocwen Securitisation Vehicle has contracted is in material breach of any agreement arrangement or obligation.

11.     TERMS OF TRADE AND BUSINESS

11.1    COMPUTER RECORDS

        None of the records, systems, data or information of a Group Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, an electronic, mechanical or photographic process computerised or not) which are not under the exclusive ownership and direct control of the relevant Group Company.

11.2    DATA PROTECTION

        So far as the Vendor is aware, each Group Company has at all times complied with the Data Protection Acts 1984 and 1998 (including, for the avoidance of doubt, the data protection principles set out in schedule 1 to the Data Protection Act 1984) and the Telecommunications (Data Protection and Privacy) (Direct Marketing) Regulations 1998.

12.     EFFECT OF SALE

        Neither the execution nor the performance of this Agreement or any document to be executed at or before Completion will result in a Group Company losing the benefit of a material asset, grant or subsidy which it enjoys at the date of this Agreement.

13.     EMPLOYEES

13.1    GENERAL

        13.1.1 So far as the Vendor is aware, there is no agreement or arrangement between a Group Company and an executive employee or former executive employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. No Group Company has provided, or agreed to provide, a gratuitous payment or benefit to a director, officer or executive employee or to any of their dependants.

        13.1.2 The Data Room contains details (and where available contains copies) of all written agreements between each of the Key Employees and any Group Company or any Vendor Group Company or between any person connected with any of the Key Employees and any Group Company or any Vendor Group Company.

        13.1.3 The Data Room contains details (and where available contains copies) of all other agreements or arrangements between each of the Key Employees and any Vendor Group Company or between any person connected with any of the Key Employees and any Vendor Group Company.

        13.1.4 So far as the Vendor is aware the Data Room contains details (and where available contains copies) of all other agreements or arrangements between each of the Key Employees and any Group Company or between any person connected with any of the Key Employees and any Group Company or any Vendor Group Company.

        For these purposes "connected" has the meaning given by section 839 of the Taxes Act, except that in construing section 839 "control" has the meaning given by section 840 or section 416 of the Taxes Act so that there is control whenever either section 840 or 416 requires; and

13.2    PAYMENTS ON TERMINATION

        Except as disclosed in the Accounts, so far as the Vendor is aware, no Group Company has:

        13.2.1    incurred  a  liability  for  breach  or   termination   of  an
                  employment contract including, without limitation, a redundancy payment, protective award and compensation for wrongful dismissal, unfair dismissal and failure to comply with an order for the reinstatement or re-engagement of an executive employee;

        13.2.2    incurred  a  liability   for  breach  or   termination   of  a
                  consultancy agreement; or

        13.2.3 made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, other officer or executive employee of the relevant Group Company or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

13.3    REDUNDANCIES AND TRANSFER OF BUSINESS

        Within the year ending on the date of this Agreement, so far as the Vendor is aware, no Group Company has:

        13.3.1    given  notice of  redundancies  to the  relevant  Secretary of
                  State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

        13.3.2    been  a  party  to a  relevant  transfer  (as  defined  in the
                  Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.

13.4    INCENTIVE SCHEMES

        So far as the Vendor is aware no Group Company has, and no Group Company is proposing to introduce, a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, other officers or employees.

14.     PENSIONS AND OTHER BENEFITS

14.1    DEFINITIONS

        For the purposes of paragraphs 14.2 to 14.5 and Schedule 3:

        "APPROVED" means approved by the Inland Revenue for the purposes of Chapter I of Part XIV of the Taxes Act and a reference to "Approval" is to be construed accordingly;

        "DISCLOSED SCHEMES" means the Greyfriars Pension Scheme established pursuant to a trust deed dated 5 December 1997 (the "GREYFRIARS SCHEME"), the occupational scheme insured with the Standard Life (the "STANPLAN A") and the group personal pension scheme insured with the Standard Life (the "GROUP PLAN");

        "EMPLOYEE" means a director or employee or former director or employee of a Group Company;

        "INSURED SCHEMES" means the life assurance scheme insured with Canada Life, the private medical insurance scheme insured with BUPA and the permanent health insurance scheme with the Permanent Insurance Company;

14.2    SCHEMES - GENERAL

        Other than the Disclosed Schemes and the Insured Schemes there are not in operation as at the date of this Agreement, and there has not been at any time since 24 April 1998, any agreement, arrangement, custom or practice and no commitment has been announced to enter into or establish, any agreement, arrangement, custom or practice under which any Group Company may have an obligation, for the payment of, or payment of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement (whether during service or after retirement), for the benefit of an Employee or an Employee's dependants.

14.3    SCHEMES - DISCLOSED

        14.3.1 Details of each Disclosed Scheme have been given to the Buyer which are necessary to establish the entitlement to benefits of members of the Disclosed Schemes and the liability of the Group Companies to contribute to the Disclosed Schemes.

        14.3.2 So far as the Vendor is aware no discretion or power has been exercised under the Greyfriars Scheme and in respect of an Employee under Stanplan A to:

                  (a)   augment benefits;

                  (b) admit to membership a person who would not otherwise have been eligible for admission to membership;

                  (c) admit to membership a person on terms which provided for or envisaged the payment of a transfer value or a transfer of assets from another scheme to the schemes in a case in which the payment or transfer has not been made or has not been made in full;

                  (d)   provide a benefit which would not otherwise be provided;

                  (e) pay a contribution which would not otherwise have been paid in relation to the Greyfriars Scheme; or

                  (f) in the three years ending on the date of this Agreement, pay a transfer value or make a transfer of assets to another scheme the amount or value of which was more than the cash equivalent to which the person acquired a right under the Pension Schemes Act 1993.

        14.3.3 So far as the Vendor is aware each benefit (except a refund of contributions) payable under the Greyfriars Scheme and Stanplan A on the death of a member of the Schemes or during sickness or disability of the member and under the Insured Schemes is at the date of this Agreement fully insured under a policy effected with an insurance company of good repute.

        14.3.4 There are no outstanding or contested claims under any of the Insured Schemes.

        14.3.5 Since 24 April 1998, no plan, proposal or intention to amend, discontinue (in whole or in part) or exercise discretion in relation to a Disclosed Scheme has been communicated by any Group Company or Vendor Group Company to a member of that Disclosed Scheme.

        14.3.6 There has been no breach of the trusts by any Group Company of the Greyfriars Scheme nor has there has been any correspondence with the Occupational Pensions Regulatory Authority (OPRA) on any matter which may give rise to section 3 or section 10 of the Pensions Act 1995 applying to the trustees or administrator of the Greyfriars Scheme or an employer participating in it. Nor is the Vendor aware of a matter which might give rise to a proceeding or dispute of that type or an investigation by OPRA.

        14.3.7 So far as the Vendor is aware the information supplied for the purpose of the most recent actuarial valuation or funding review of the Greyfriars Scheme was true, complete, accurate and not misleading.

14.4    FUNDING OF DISCLOSED SCHEMES - CONTRIBUTIONS

        14.4.1 So far as the Vendor is aware no amount due in respect of a Disclosed Scheme or Insured Schemes by a Group Company is unpaid, all contributions due from members of the Greyfriars Scheme and Employees of Stanplan A have been paid to the trustees of the Disclosed Scheme within the prescribed period.

        14.4.2 So far as the Vendor is aware since the date of the most recent actuarial valuation, contributions made to the Greyfriars Scheme have been at a rate or rates not lower than that or those recommended in the report of the actuarial valuation or funding review.

        14.4.3 So far as the Vendor is aware the statement which has been supplied to the Purchaser setting out the basis on which each Group Company has undertaken to contribute to Stanplan A and the Group Plan and the rate and amount of the contributions made in the three years ending on the date of this Agreement in respect of each Employee who is a member of the schemes is true and accurate in all material respects.

        14.4.4 So far as the Vendor is aware no assurance, promise or guarantee (oral or written) has been made or given to an Employee who is a member of the Stanplan A or Group Plan of any particular level or amount of benefits to be provided for or in respect of him under the scheme on retirement, death or leaving employment.

14.5    DISCLOSED SCHEMES - COMPLIANCE

        14.5.1 The Greyfriars Scheme and Stanplan A are Approved and the Vendor is not aware of a matter which might give the Inland Revenue reason to withdraw Approval.

        14.5.2 The Greyfriars Scheme and Stanplan A have been designed to comply with, so and far as the Vendor is aware the Greyfriars Scheme has been administered in accordance with, all applicable legal and administrative requirements (including, without limitation, Article 141 (formerly Article 119) of the Treaty of Rome as it applies to equal access and equal benefits) and the trusts, powers and provisions of the scheme.

15.     LIABILITIES

15.1    INDEBTEDNESS

        Except as disclosed in the Accounts or in the Disclosure Letter, as far as the Vendor is aware no Group Company has outstanding, and no Group Company has agreed to create or incur, loan capital, borrowings or indebtedness in the nature of borrowings which are material.

15.2    GUARANTEES AND INDEMNITIES

        15.2.1 No Group Company is a party to, and no Group Company is liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to a Vendor's Group Company.

        15.2.2 So far as the Vendor is aware, no Group Company is a party to, and no Group Company is liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another persons obligations.

        15.2.3 No part of the loan capital, borrowings or indebtedness in the nature of borrowings of a Group Company is dependent on the guarantee or indemnity of, or security provided by, a Vendor's Group Company.

        15.2.4 So far as the Vendor is aware, no part of the loan capital, borrowings or indebtedness in the nature of borrowings of a Group Company is dependent on the guarantee or indemnity of, or security provided by another person which is not a Group Company.

15.3    EVENTS OF DEFAULT

        So far as the Vendor is aware, no event has occurred or been alleged to have occurred which:

        15.3.1 constitutes an event of default, or otherwise gives rise to a material obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both) binding on or enforceable against a Group Company; or

        15.3.2 will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of a Group Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).

        So far as the Vendor is aware no Group Company has received any notification of any breach or event of default under any agreement from the other party to any such agreement relating to borrowing where a Group Company is a borrower or indebtedness in the nature of borrowing where a Group Company is a borrower.

16.     PERMITS

16.1 As far as the Vendor is aware each Group Company has obtained, and has complied with the terms and conditions of, each Permit necessary to conduct its business as carried on in the 12 months prior to the date of this Agreement.

17.     INSOLVENCY, WINDING UP ETC.

17.1    WINDING UP AND ADMINISTRATION

        No order has been made, petition presented or resolution passed for the winding up of any Group Company or for the appointment of a provisional liquidator to a Group Company and no administration order has been made in respect of a Group Company.

17.2    RECEIVERSHIP

        No receiver or receiver and manager has been appointed of the whole or part of a Group Company's business or assets.

17.3    VOLUNTARY ARRANGEMENTS

        No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of a Group Company. No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act in respect of a Group Company.

17.4    INSOLVENCY

        No Group Company is insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

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18.     LITIGATION AND COMPLIANCE WITH LAW

18.1    LITIGATION

        18.1.1 So far as the Vendor is aware, no Group Company (nor any person for whose acts or defaults any Group Company may be vicariously liable) is engaged in any litigation or arbitration, administration or criminal proceedings, whether as plaintiff, defendant or otherwise (other than in proceedings relating to the collection of debts or enforcement of mortgage security instruments arising in the ordinary course of business) where the amount claimed by or, the potential cost or loss to, any parties to the proceedings (excluding legal costs) exceeds (pound)100,000;

        18.1.2 so far as the Vendor is aware, no such litigation or arbitration, administrative or criminal proceedings as are referred to in paragraph 18.1.1 above are pending or threatened.

18.2    COMPLIANCE WITH LAW

        So far as the Vendor is aware, each Group Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable statutory requirements.

18.3    INVESTIGATIONS

        There is not and has not been any governmental or other investigation, enquiry or disciplinary proceeding concerning a Group Company and none is pending or threatened. So far as the Vendor is aware, no fact or circumstance exists which might give rise to an investigation, enquiry or proceeding of that type.

18.4 So far as the Vendor is aware, no Group Company nor any person for whose acts or defaults a Group Company may be vicariously liable has:

        18.4.1 induced a person to enter into an agreement or arrangement with a Group Company by means of an unlawful or immoral payment, contribution, gift or other inducement;

        18.4.2 offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

        18.4.3 directly or indirectly made an unlawful contribution to a political activity.

19.     INSIDER AGREEMENTS

        There is not, on the date of this Agreement, any agreement or arrangement under which there are any outstanding obligations on any Group Company (legally enforceable or not) and to which a Group Company is or was a party and in which the Vendor, a current director or former director of a Group Company or a person connected with any of them is or was interested in any way. For this purpose, "CONNECTED" has the meaning

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

        given by section 839 of the Taxes Act, except that in construing section 839 "CONTROL" has the meaning given by section 840 or section 416 of the Taxes Act so that there is control whenever either section 840 or 416 requires.

20.     CONSTITUTION, REGISTERS AND RETURNS

20.1    CONSTITUTION

        Each Group Company is operating and has always  operated its business in
        all  respects  in  accordance   with  its  memorandum  and  articles  of
        association at the relevant time.

20.2    POWERS OF ATTORNEY AND AUTHORITIES

        So far as the Vendor is aware, no Group Company has given a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on behalf of the relevant Group Company (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person's duties).

21.     BROKERAGE OR COMMISSIONS

        So far as the Vendor is aware no person is entitled to receive a finder's fee, brokerage or commission from any Group Company in connection with this Agreement.

22.     INFORMATION TECHNOLOGY AND TELECOMMUNICATIONS

22.1    IDENTIFICATION AND OWNERSHIP

        22.1.1 So far as the Vendor is aware all the components of the Company Systems in and the data residing on the Company System are owned by the Company (or another Group Company) and are not wholly or partly dependent on any facilities or services not under the exclusive ownership and control of the Company.

        22.1.2 So far as the Vendor is aware, all the IT contracts relating to the Company System are valid and binding and none of the IT contracts has been the subject of any breach or default, or of any event which would constitute a default, or is liable to be terminated or otherwise adversely affected by the transaction completed by this Agreement.

        22.1.3 So far as the Vendor is aware the Company has in its possession or in its control the source code of all the software which is part of the Company System.

        22.1.4 So far as the Vendor is aware the Data Room contains copies of all IT contracts relating to the Company System.

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

                          PART B : MORTGAGE WARRANTIES


1. MORTGAGE SALE AGREEMENT DATED 30 JUNE 1998 BETWEEN OCWEN LIMITED, OCWEN MORTGAGE LOANS 1 PLC AND CHASE MANHATTAN TRUSTEES LIMITED

        The warranties in Schedule 1

2. MORTGAGE SALE AGREEMENT DATED 25 NOVEMBER 1998 BETWEEN OCWEN LIMITED, OCWEN MORTGAGE LOANS 2 PLC AS ISSUER AND CHASE MANHATTAN TRUSTEES LIMITED AS TRUSTEE

        The warranties in Schedule 1

3. MORTGAGE SALE AGREEMENT DATED 4 JUNE 1999 BETWEEN OCWEN LIMITED, OCWEN 2 LIMITED, OCWEN MORTGAGE LOANS 3 PLC AS ISSUER AND CHASE MANHATTAN TRUSTEES LIMITED AS TRUSTEE

        The warranties in Schedule 1

4. (POUND)75,000,000 REVOLVING CREDIT FACILITY AGREEMENT DATED 9 NOVEMBER 1998 BETWEEN OCWEN 2 LIMITED, BARCLAYS BANK PLC AND OCWEN UK SERVICING LIMITED (INCREASED TO (POUND)125,000,000 BY AN AGREEMENT DATED 14 MARCH
        1999)

        The warranties in Clause 14

5. NAT WEST LOAN FACILITY DATED 23 APRIL 1999 BETWEEN OCWEN LIMITED, NATIONAL WESTMINSTER BANK PLC AND OCWEN FINANCIAL CORPORATION

        The warranties in Clause 15

6. (POUND)150,000 LOAN FACILITY DATED 22 SEPTEMBER 1999 BETWEEN OCWEN 3 LIMITED, OCWEN UK SERVICING LIMITED AND MORGAN STANLEY PRINCIPAL FUNDING INC.

        The warranties in clause 14 and Appendix A

                          PART C PURCHASERS WARRANTIES

1.      CAPACITY & AUTHORITY

1.1     INCORPORATION AND EXISTENCE

        The Purchaser is a limited company duly incorporated.

1.2     RIGHT, POWER, AUTHORITY AND ACTION

        1.2.1 The Purchaser has the right, powers and authority, and has taken all action necessary, to execute deliver and exercise its rights and perform its obligations under this Agreement and each document to be executed on or before Completion.

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

1.3     BINDING AGREEMENTS

        1.3.1 The obligations of the Purchaser under this Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms.

1.4     NO BREACH OR VIOLATION

        The execution and delivery of this Agreement by the Purchaser and the performance by of its obligations under this Agreement does not and will not result in the breach, violation or contravention of:

        1.4.1 any consent or any law or any rule or directive of any court or governmental or regulatory agency or authority to which the Purchaser is subject, or the by-laws or constitution of the Purchaser.

1.5 The Investment Agreement contains a warranty in favour of Royal Bank Development Capital Limited confirming that the management have read the Warranties and are not aware of any matter which would constitute a breach of the Warranties on the basis that any knowledge or awareness qualification in respect of the knowledge or awareness of the Vendor shall not apply to this warranty.

1.6 All steps have been taken to ensure that all payments to be made by or on behalf of the Purchaser, including payments to be made to and from the Escrow Account, and all obligations of the Purchaser under this Agreement are not unlawful or prohibited under section 151 of the Companies Act 1985 (Financial Assistance).

1.7 There are no independent reports prepared for the benefit of Royal Bank Development Capital Limited or the Purchaser in connection with the acquisition of the Shares or the financing thereof other than those specified in Clause 5.5.

                                   SCHEDULE 5

                                  REAL PROPERTY

                                    LEASEHOLD

THIS SCHEDULE HAS BEEN DELETED HEREFROM, BUT IS AVAILABLE TO THE COMMISSION UPON REQUEST.



--------------------------------------------------------------------------------

                                   SCHEDULE 6

                           SECURITISATION TRANSACTIONS

THIS SCHEDULE HAS BEEN DELETED HEREFROM, BUT IS AVAILABLE TO THE COMMISSION UPON REQUEST.

                                   SCHEDULE 7

                             SECURITISATION VEHICLES

THIS SCHEDULE HAS BEEN DELETED HEREFROM, BUT IS AVAILABLE TO THE COMMISSION UPON REQUEST.

                                   SCHEDULE 8

                            GUARANTEES TO BE RELEASED

THIS SCHEDULE HAS BEEN DELETED HEREFROM, BUT IS AVAILABLE TO THE COMMISSION UPON REQUEST.

                           SALE AND PURCHASE AGREEMENT

                                 SIGNATURE PAGE



EXECUTED by the parties:

Signed for and on behalf of     )
OCWEN FINANCIAL                 )
CORPORATION by its duly         )
authorised representative       )


Signature   /s/ WILLIAM C. ERBEY            Signature  /s/ TRINI L. DONATO
            --------------------                       -------------------
Print name      William C. Erbey            Print name     Trini L. Donato

Office held     Chairman and                Office held    Senior Vice President
                Chief Executive Officer



Signed for and on behalf of     )
and on behalf of                )
MALVERN HOUSE                   )
ACQUISITION LIMITED             )
by its duly authorised          )
representative                  )


Signature   /s/ DAVID JOHNSON               Signature  /s/ JOSEPH A. DLUTOWSKI
            -----------------                          -----------------------
Print name      David Johnson               Print name     Joseph A. Dlutowski

Office held     Director                    Office held    Director